        ROGER M. WIDMANN ELECTED CHAIRMAN OF THE BOARD OF LYDALL, INC.

MANCHESTER, CT - January 4, 1999 - The Board of Directors of Lydall, Inc. (NYSE:LDL) today announced that Roger M. Widmann, a Board Member since 1974, has been named Chairman of Lydall's Board of Directors effective immediately.

Mr. Widmann (age 59) is a Principal of the investment banking firm of Tanner & Co., Inc., which specializes in providing advice to corporations ranging from Fortune 200 companies to mid-sized firms. From 1986 to 1995, Mr. Widmann was a Senior Managing Director of Chemical Securities Inc., a subsidiary of Chemical Banking Corporation (now Chase Manhattan Corporation). He established Chase Manhattan's fee-based corporate finance business in 1986, and in addition to his responsibilities in the U.S., was responsible for projects in areas ranging from South America to Eastern Europe and the Middle East.

Prior to joining Chemical Securities Inc., Mr. Widmann was a founder and Managing Director of First Reserve Corporation, the largest independent energy investing firm in the U.S. Previously, he was Senior Vice President with the investment banking firm of Donaldson, Lufkin & Jenrette. He began his career as an SEC trial attorney.

Mr. Widmann served as a Director of Weatherford Corporation in Houston, Texas, from 1993 to 1998. He currently is a Senior Moderator of humanities seminars at The Aspen Institute and President of the March of Dimes Birth Defects Foundation of New York. He is also a member of the board of the Third Century Fund, a part of the Brown University Endowment Fund.

Mr. Widmann holds a B.A. degree from Brown University and a LL.B. degree from Columbia Law School.

Lydall, Inc. is a $230-million New York Stock Exchange company whose subsidiaries manufacture technologically advanced engineered products for demanding specialty applications primarily servicing filtration and heat-management applications.

                                     # # #